Exhibit 99.1

To the Shareholders of Novation Companies, Inc.:

On April 16 we announced a significant strategic shift for Novation with the sale of StreetLinks and the decision to focus our resources primarily on the business of CorvisaCloud.  Our strategy of investing in a variety of early-stage operating businesses was designed to find a business that would generate sufficient earnings for Novation to rebuild shareholder value following our exit of the mortgage business in 2008.

StreetLinks was the first of these acquisitions and our most successful.  While we loved this business and its management team, the cyclical nature of the mortgage industry and our modest capital base made it a tough business to own as a public company’s primary operating subsidiary.  While we believe that StreetLinks will thrive with its new owners, we believe that CorvisaCloud represents a better opportunity for Novation given the leading edge technology platform of CorvisaCloud and the enormous size of its target customer base.

The proceeds generated from the sale of StreetLinks gives us significant capital to invest in the growth of CorvisaCloud.  A portion of this cash will be used for:

1.

Continued grow in our development staff to further enhance our product and platform offering continuing to differentiate our offering from that of our competition;

2.

Increasing our marketing budget to drive more leads to our sales team;

3.

Increasing the size of our sales team;

4.

Increasing the size of our support staff to manage the increased volume; and

5.

Potential acquisitions.

CorvisaCloud offers a full contact center suite including both inbound and outbound contact center functionality as well as full private branch exchange (PBX) phone system functionality.  Features of the communications software include interactive voice response, automated call distribution, campaign dialing and a variety of other services, all of which are delivered to clients as part of a comprehensive, fully-hosted cloud solution. In addition, we have built a platform which enables our customers to build their own tools to connect to our system to create a customized solution to fit the specific needs of their business.  We believe this is a key differentiator of our product and gives us a competitive advantage against our competition.

There is a movement underway by organizations of all sizes to replace their on-premise contact center systems with cloud solutions.  We estimate that approximately 5% of businesses use cloud-based contact center solutions today, but that over the next several years most will move to a cloud-based solution as their on-premise contracts expire, creating strong demand for our product offering.

CorvisaCloud makes money in three ways:

1.

Monthly recurring revenue from software subscription fees;

2.

Monthly recurring revenue from telecommunications minutes used; and

3.

Revenue from professional service fees charged for enhanced implementation requirements of our contact center solution as well as CRM implementation services.

Going forward key indicators of success for CorvisaCloud and Novation will be growth in the number of CorvisaCloud customers and the number of seats in use.  We may explore future acquisitions to the extent they are synergistic with the business of CorvisaCloud and help us grow our customer base or enhance our product offering.

Our other operating subsidiary, Advent Financial, is finishing up the tax season for this year.  At this point it appears its performance will be in line with last years.    Advent Financial presents its own set of opportunities and challenges, and we will be evaluating how best to manage our investment in Advent Financial for the future.

I am excited about this new direction for Novation.  We believe the business of CorvisaCloud has the potential to realize significant growth over the next several years resulting in increased shareholder value for Novation.

I want to thank the employees of StreetLinks for their hard work and dedication over the years with a special thanks to Tom Hurst, Kelly Taylor and Chad Barker for their excellent leadership.  I wish them the best of luck as they move forward under new ownership.

And as always, I want to thank our dedicated employees for their hard work throughout the year and our loyal shareholders for their continued support of our efforts.

Lance Anderson

Chairman of the Board and Chief Executive Officer